Exhibit 99.1

STAAR Surgical Reports Fourth Quarter and Full Year 2019 Results

LAKE FOREST, CA, February 26, 2020--- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today reported financial results for the fourth quarter and fiscal year ended January 3, 2020.

Fourth Quarter 2019 Overview

•	Net Sales of $38.9 Million Up 25% from the Prior Year Quarter
•	ICL Sales of $33.3 Million Up 27% and Units Up 27% from the Prior Year Quarter
•	Gross Margin at 74.1% vs. 73.7% in the Prior Year Quarter
•	Net Income of $0.14 per Share vs. Prior Year Quarter Net Income of $0.02 per Share
•	Net Income includes a $0.07 per Share tax benefit above the previously announced preliminary estimate
•	Cash and Cash Equivalents Ended the Quarter at $120.0 Million.

Full Year 2019 Overview

•	Record Net Sales of $150.2 Million Up 21% from Prior Year
•	ICL Sales Up 28% and Units Up 33% from the Prior Year
•	Gross Margin Improved to 74.5% of Sales from 73.8% of Sales in the Prior Year
•	Full Year Net Income of $0.30 per Share vs. Prior Year Net Income of $0.11 per Share.

“We closed 2019 with strong fourth quarter results leading to full year performance above our committed targets for ICL unit growth, total revenue growth, cash generation and earnings per share. STAAR entered 2020 with continued financial and operating momentum. We achieved progress on our clinical and regulatory strategic imperatives with a new CE Mark approval for use of our ICL as a supplemental lens and the first patient implant in our U.S. EVO clinical trial,” said Caren Mason, President and CEO of STAAR Surgical. “27% ICL unit growth for the fourth quarter included Japan up 95%, China up 43%, Germany up 29%, Spain up 20%, India up 16% and the U.S. up 10% as compared to the prior year period. As with many other companies, we are assessing and managing through the potential impact of the coronavirus on our business in China and elsewhere. Our thoughts are with all those who have been or may become impacted globally by the coronavirus. We have been directly in touch with and have been working with our China customers. Our customers have experienced a mandated pause in procedures during the month of February and our ICL unit volume will be impacted in the first quarter. We currently expect a potential $5 million to $7 million delay in sales orders. The STAAR China team has been engaged in an extensive remote customer outreach program that includes digital training courses. For example, during the week of February 10th, STAAR China had more than 2,500 healthcare professionals participate in online training. Attendees included roughly 500 ophthalmic surgeons, as well as nurses, examiners and ICL specialists. We understand that our customers are hopeful to resume robust clinical activities, including implantation of the EVO ICL family of lenses, in March. Excluding any potential full year impact from the coronavirus, at this time we are maintaining our full year sales outlook.”

Financial Overview – Q4 2019

Net sales were $38.9 million for the fourth quarter of 2019, up 25% compared to $31.2 million reported in the prior year quarter. The sales increase was driven by ICL revenue and unit growth of 27%.  Other Product Sales increased 13% compared to the prior year quarter. ICL revenue was 86% of total Net sales for the fourth quarter of 2019.

Gross profit margin for the fourth quarter of 2019, was 74.1% compared to the prior year period of 73.7%. The increase in gross margin for the quarter is due to improved unit costs, partially offset by period costs associated with the project to recommission a manufacturing facility in Switzerland.

Operating expenses for the quarter were $26.5 million compared to the prior year quarter of $21.8 million. General and administrative expenses were $7.9 million compared to the prior year quarter of $6.2 million. The increase in general and administrative expenses was due to increased headcount and salary-related expenses including stock-based compensation, increased travel expense, increased insurance expense, and increased audit and tax consulting costs. Marketing and selling expenses were $11.2 million compared to the prior year quarter of $9.9 million. The increase in marketing and selling expenses was due to increased headcount and salary-related expenses including stock-based compensation and investments in digital marketing, advertising and promotions, and trade shows. Research and development expenses were $7.4 million compared to the prior year quarter of $5.7 million. The increase in research and development expenses was due to an increase in headcount and salary-related expenses including stock-based compensation, and increased clinical expenses associated with our EVO clinical trial in the U.S.

Net income for the fourth quarter of 2019 was $6.4 million or approximately $0.14 per diluted share as compared to net income of $1.1 million or $0.02 per diluted share for the prior year quarter. The fourth quarter of 2019 included an approximate $3.4 million or $0.07 per share income tax benefit. Adjusted Net Income for the fourth quarter of 2019 was $5.5 million or $0.12 per diluted share as compared to $3.2 million or $0.07 per diluted share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Financial Overview – Full Year 2019

Net sales were $150.2 million for full year (“FY”) 2019, up 21% compared to $124.0 million reported in the prior year. The sales increase was driven by ICL revenue and unit growth of 28% and 33%, respectively. Other Products Sales decreased 9% compared to the prior year. ICL revenue was 86% of total net sales for FY 2019.

Gross profit margin for FY 2019 increased to 74.5% of revenue compared to 73.8% of revenue for FY 2018. The increase in gross margin for the year is due to favorable product mix resulting from increased sales of ICLs, partially offset by period costs associated with the project to resume manufacturing in Switzerland.

Operating expenses for FY 2019 were $100.1 million compared to prior year of $84.9 million. The increase in operating expense is due to increased headcount and salary-related expenses including stock-based compensation, increased investments in digital, consumer, and strategic marketing and increased clinical expenses associated with our EDOF clinical trial in Europe and EVO clinical trial in the U.S.

Net income for FY 2019 was $14.0 million or approximately $0.30 per share compared with net income of $5.0 million or $0.11 per diluted share for the prior year.  Adjusted Net Income for FY 2019 was $21.7 million or $0.46 per diluted share, compared with an Adjusted Net Income of $12.6 million or $0.28 per diluted share for FY 2018. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash, cash equivalents and restricted cash at January 3, 2020 totaled $120.0 million, compared to $104.0 million at the end of the fourth quarter of 2018. The Company generated $25.8 million in cash from operations in FY 2019, more than doubling the $12.8 million generated in the prior year. The Company invested $10.2 million in property and equipment and reduced a nominal line of credit by $2.0 million in FY 2019.

Outlook

Excluding any potential full year impact from the coronavirus, COVID-19, the Company’s previously disclosed outlook is as follows:

•	Total net sales growth of 16% to 20% with a mid-point of 18%, representing approximately $177.2 million in fiscal year 2020 total net sales.
•

The “Other Products” business segment will decline by approximately $3 million for fiscal year 2020 as the Company continues to phase out certain lower margin, non-strategic “Other Products” while simultaneously investing more resources in the core ICL business segment, which the Company expects will continue its strong trajectory of growth.

•

25% total net sales CAGR for the fiscal 2020-2022 three-year planning period as the growth accelerates over the planning period driven by new product catalysts and increasing adoption by surgeons and patients of the Company’s proprietary EVO Visian ICL family of lenses.

•

GAAP earnings per share for FY 2020 is expected to be similar to fiscal 2019 (excluding the $0.07 tax benefit in 2019*) on a full-year basis as the Company incurs one-time expenses related to its EVO clinical trial in the U.S. and makes strategic sales and marketing investments ahead of the accelerating sales growth in fiscal 2021 and 2022.

* The 2019 tax benefit was not previously disclosed because the valuation allowance was completed at a later date.

Conference Call

The Company will host a conference call and webcast today, Wednesday, February 26 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Conference ID 5411518), please dial 866-209-9722 for domestic participants and 825-312-2235 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Conference ID 5411518) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 800-585-8367 for domestic callers and 416-621-4642 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” and “Adjusted Net Income Per Share” exclude the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions and stock-based compensation expenses.  Management believes that “Adjusted Net Income” and “Adjusted Net Income per share” are useful to investors in gauging the outcome of the key drivers of the business performance:  the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.  In calculating Adjusted Net Income and Adjusted Net Income Per Share, STAAR excludes these expenses because they are non-cash expenses and because of the considerable judgment involved in calculating their values.  In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections, including those relating to the plans, strategies, and objectives of management for 2020 or prospects for achieving such plans, expectations for sales, revenue, or earnings, the impact of the coronavirus, COVID-19, product safety or effectiveness, the status of our pipeline of ICL products with regulators, including our EDOF lens for Presbyopia and our EVO family of lenses in the U.S., and any statements of assumptions underlying any of the foregoing, including those relating to our product pipeline and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended January 3, 2020 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The Visian ICL with CentraFLOW, now known as EVO Visian ICL, is not yet approved for sale in the United States.

CONTACT:Investors & Media

Brian Moore

Sr. Director, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Consolidated Balance Sheets
(in 000's)
Unaudited

	January 3, 2020	December 28, 2018
ASSETS
Current assets:
Cash and cash equivalents	$119,968	$103,877
Accounts receivable trade, net	30,996	25,946
Inventories, net	17,142	16,704
Prepayments, deposits, and other current assets	6,560	5,045
Total current assets	174,666	151,572
Property, plant, and equipment, net	17,065	11,451
Finance lease right-of-use assets, net	1,867	-
Operating lease right-of-use assets, net	6,684	-
Intangible assets, net	296	243
Goodwill	1,786	1,786
Deferred income taxes	3,750	1,278
Other assets	751	1,009
Total assets	$206,865	$167,339

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$1,827	$3,780
Accounts payable	8,050	6,524
Obligations under finance leases	560	1,098
Obligations under operating leases	2,700	-
Allowance for sales returns	3,644	2,895
Other current liabilities	17,697	13,431
Total current liabilities	34,478	27,728
Obligations under finance leases	366	459
Obligations under operating leases	4,086	-
Deferred income taxes	-	1,022
Asset retirement obligations	211	206
Deferred rent	-	188
Pension liability	7,840	5,310
Total liabilities	46,981	34,913

Stockholders' equity:
Common stock	448	442
Additional paid-in capital	304,288	289,584
Accumulated other comprehensive loss	(3,048)	(1,320)
Accumulated deficit	(141,804)	(156,280)
Total stockholders' equity	159,884	132,426
Total liabilities and stockholders' equity	$206,865	$167,339

Consolidated Statements of Income
(In 000's except for per share data)
Unaudited

	Three Months Ended						Twelve Months Ended
	% of	January 3, 2020	% of	December 28, 2018	Fav (Unfav)		% of	January 3, 2020	% of	December 28, 2018	Fav (Unfav)
	Sales		Sales		Amount	%	Sales		Sales		Amount	%
Net sales	100.0%	$38,883	100.0%	$31,186	$7,697	24.7%	100.0%	$150,185	100.0%	$123,954	$26,231	21.2%

Cost of sales	25.9%	10,059	26.3%	8,194	(1,865)	-22.8%	25.5%	38,231	26.2%	32,444	(5,787)	-17.8%

Gross profit	74.1%	28,824	73.7%	22,992	5,832	25.4%	74.5%	111,954	73.8%	91,510	20,444	22.3%

Selling, general and administrative expenses:
General and administrative	20.2%	7,870	20.0%	6,233	(1,637)	-26.3%	19.5%	29,313	19.6%	24,287	(5,026)	-20.7%
Marketing and selling	28.8%	11,203	31.6%	9,867	(1,336)	-13.5%	30.3%	45,491	31.1%	38,600	(6,891)	-17.9%
Research and development	19.1%	7,409	18.3%	5,705	(1,704)	-29.9%	16.8%	25,298	17.8%	22,028	(3,270)	-14.8%
Total selling, general, and administrative expenses	68.1%	26,482	69.9%	21,805	(4,677)	-21.4%	66.6%	100,102	68.5%	84,915	(15,187)	-17.9%

Operating income	6.0%	2,342	3.8%	1,187	1,155	97.3%	7.9%	11,852	5.3%	6,595	5,257	79.7%

Other income (expense):
Interest Income (expense), net	0.5%	192	0.7%	230	(38)	-16.5%	0.6%	988	0.1%	165	823	498.8%
Gain (loss) on foreign currency transactions	0.8%	304	-0.9%	(291)	595	204.5%	-0.3%	(517)	-0.7%	(836)	319	38.2%
Royalty income	0.3%	111	0.5%	168	(57)	-33.9%	0.4%	551	0.5%	633	(82)	-13.0%
Other income, net	0.1%	28	0.1%	21	7	33.3%	0.1%	152	0.1%	82	70	85.4%
Total other income (expense), net	1.7%	635	0.4%	128	507	396.1%	0.8%	1,174	0.0%	44	1,130	2568.2%

Income before provision for income taxes	7.7%	2,977	4.2%	1,315	1,662	126.4%	8.7%	13,026	5.3%	6,639	6,387	96.2%

Provision (benefit) for income taxes	-8.7%	(3,402)	0.7%	219	3,621	1653.4%	-0.7%	(1,022)	1.3%	1,671	2,693	161.2%

Net income	16.4%	$6,379	3.5%	$1,096	$5,283	482.0%	9.4%	$14,048	4.0%	$4,968	$9,080	182.8%

Net income per share - basic		$0.14		$0.02				$0.32		$0.12
Net income per share - diluted		$0.14		$0.02				$0.30		$0.11

Weighted average shares outstanding - basic		44,681		44,146				44,493		42,587
Weighted average shares outstanding - diluted		47,009		46,976				46,895		45,257

Consolidated Statements of Cash Flows
(in 000's)
Unaudited
	Three Months Ended		Twelve Months Ended
	January 3, 2020	December 28, 2018	January 3, 2020	December 28, 2018

Cash flows from operating activities:
Net income	$6,379	$1,096	$14,048	$4,968
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	812	638	3,665	2,430
Amortization of long-lived intangibles	8	8	34	34
Deferred income taxes	(4,007)	78	(3,481)	441
Change in net pension liability	95	(2)	359	231
Stock-based compensation expense	2,769	1,836	10,547	6,762
Loss on disposal of property and equipment	-	2	14	10
Provision for sales returns and bad debts	(34)	13	275	905
Inventory provision	358	292	1,580	1,473
Changes in working capital:
Accounts receivable	(242)	(2,051)	(4,502)	(6,040)
Inventories	(771)	(569)	(950)	(4,194)
Prepayments, deposits and other current assets	(1,083)	423	(1,313)	(598)
Accounts payable	538	(1,878)	1,084	243
Other current liabilities	4,971	2,459	4,435	6,102
Net cash provided by operating activities	9,793	2,345	25,795	12,767

Cash flows from investing activities:
Acquisition of property and equipment	(2,926)	(524)	(10,095)	(2,245)
Increase in patents and licenses	(53)	-	(83)	-
Net cash used in investing activities	(2,979)	(524)	(10,178)	(2,245)

Cash flows from financing activities:
Repayment on line of credit	(506)	(496)	(2,018)	(747)
Repayment of finance lease obligations	(296)	(511)	(1,294)	(1,907)
Net proceeds from public offering of common stock	-	-	-	72,150
Repurchase of employee common stock for taxes withheld	-	(54)	-	(54)
Proceeds from vested resricted stock and exercise of stock options	1,630	615	3,461	5,197
Net cash provided by (used in) financing activities	828	(446)	149	74,639

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	308	203	197

Increase in cash, cash equivalents and restricted cash	7,641	1,683	15,969	85,358
Cash, cash equivalents and restricted cash, at beginning of the period	112,327	102,316	103,999	18,641
Cash, cash equivalents and restricted cash, at end of the period	$119,968	$103,999	$119,968	$103,999

Reconciliation of Non-GAAP Financial Measure
Adjusted Net Income and Net Income Per Share
(in 000's)
Unaudited	Three Months Ended		Twelve Months Ended
	January 3, 2020	December 28, 2018	January 3, 2020	December 28, 2018

Net income (as reported)	$6,379	$1,096	$14,048	$4,968
Less:
Foreign currency impact	(304)	291	517	836
Stock-based compensation expense	2,769	1,836	10,547	6,762
Valuation allowance release	(3,376)	-	(3,376)	-
Net income (adjusted)	$5,468	$3,223	$21,736	$12,566

Net income per share, basic (as reported)	$0.14	$0.02	$0.32	$0.12
Foreign currency impact	(0.01)	0.01	0.01	0.02
Stock-based compensation expense	0.06	0.04	0.24	0.16
Valuation allowance release	(0.07)	-	(0.08)	-
Net income per share, basic (adjusted)	$0.12	$0.07	$0.49	$0.30

Net income per share, diluted (as reported)	$0.14	$0.02	$0.30	$0.11
Foreign currency impact	(0.01)	0.01	0.01	0.02
Stock-based compensation expense	0.06	0.04	0.22	0.15
Valuation allowance release	(0.07)	-	(0.07)	-
Net income per share, diluted (adjusted)	$0.12	$0.07	$0.46	$0.28

Weighted average shares outstanding - Basic	44,681	44,146	44,493	42,587
Weighted average shares outstanding - Diluted	47,009	46,976	46,895	45,257

Note: Net income per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
(in 000's)
Unaudited

	Three Months Ended
	January 3, 2020	Effect of	Constant	December 28, 2018	As Reported		Constant Currency
Sales		Currency	Currency		$ Change	% Change	$ Change	% Change
ICL	$33,289	$127	$33,416	$26,214	$7,075	27.0%	$7,202	27.5%

IOL	3,705	(45)	3,660	4,125	(420)	-10.2%	(465)	-11.3%
Other	1,889	(62)	1,827	847	1,042	123.0%	980	115.7%
Other Products	5,594	(107)	5,487	4,972	622	12.5%	515	10.4%

Total Sales	$38,883	$20	$38,903	$31,186	$7,697	24.7%	$7,717	24.7%

	Twelve Months Ended
	January 3, 2020	Effect of	Constant	December 28, 2018	As Reported		Constant Currency
Sales		Currency	Currency		$ Change	% Change	$ Change	% Change
ICL	$129,322	$1,280	$130,602	$101,082	$28,240	27.9%	$29,520	29.2%

IOL	15,689	128	15,817	16,193	(504)	-3.1%	(376)	-2.3%
Other	5,174	(78)	5,096	6,679	(1,505)	-22.5%	(1,583)	-23.7%
Other Products	20,863	50	20,913	22,872	(2,009)	-8.8%	(1,959)	-8.6%

Total Sales	$150,185	$1,330	$151,515	$123,954	$26,231	21.2%	$27,561	22.2%